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BOWNE & CO., INC.

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Bowne & Co., Inc.

345 Hudson Street
New York, New York 10014

[BOWNE LOGO]	Robert M. Johnson Chairman, Chief Executive Officer and President
March 31, 2000

My Fellow Stockholders,

It is my privilege to invite you to attend the Annual Meeting of Stockholders of Bowne & Co., Inc. on Thursday, May 25, 2000. To celebrate our 225th year in business, we will meet at New York’s South Street Seaport, just a few steps from where our Company was founded in 1775. Following a breakfast buffet, the meeting will begin at 10:00 A.M. in the second floor meeting hall of “Bridgewaters,” at the corner of Beekman and Front Streets in lower Manhattan.

The theme of our first meeting in this new millennium is “Connecting Customers.” In the Annual Report you received along with this booklet, we show you some of the ways Bowne is reinventing itself in response to a rapidly evolving information environment. At the meeting, my colleagues and I will offer fuller explanations of how our marketplace is changing and why we selected the complementary business solutions in which we have invested. We will also review major developments at Bowne since our meeting last year, as well as some of the steps we are taking to ensure that stockholders receive fair value as we continue to build for the future. In the end, I hope you will better understand the new ways our clients communicate with their own customers worldwide — and how Bowne is uniquely positioned to satisfy their changing needs.

Please take a few minutes to look through the instructions in this booklet which tell you how to vote either by using the enclosed voting card or by telephone or Internet. Again this year, we will broadcast the meeting live on the Internet for those who cannot attend in person. To participate, just go to the Bowne website (www.Bowne.com) during the last few days before the Annual Meeting in order to register. We will post specific instructions there on how our webcast works.

I look forward to meeting you personally on May 25. Even if you cannot join us, your vote is very important to Bowne. Whether or not you plan to attend, please return your signed voting card, or give us your instructions by e-mail or telephone, so that your shares will be represented.

Sincerely,

/s/ Robert M. Johnson

[BOWNE LOGO]

Bowne & Co., Inc.

345 Hudson Street
New York, New York 10014
(212) 924-5500
NOTICE OF ANNUAL MEETING

Stockholders of Bowne & Co., Inc. will hold their Annual Meeting on Thursday, May 25, 2000, beginning at 10:00 A.M. (local time), at the South Street Seaport in New York, New York. We will convene in the Seaport’s meeting hall called “Bridgewaters,” 11 Fulton Street, New York City. Please note that the main entrance to Bridgewaters is at the corner of Beekman and Front Streets, and our meeting hall is on the second floor. A map of the Seaport area appears on page 28 of this booklet.

The only item of business on the agenda is the proposal to elect four nominees (Carl J. Crosetto, Vincent Tese, Harry Wallaesa and Richard R. West) to the Company’s Board of Directors.

Your Board of Directors recommends that you vote IN FAVOR OF this proposal.

The Company’s proxy statement for the Annual Meeting is on the following pages of this booklet. It discusses the proposal and contains other information about the Company. The proxy statement also explains how you may vote at the meeting in person or by proxy, and how you may use the enclosed voting card, the telephone or the Internet. Stockholders may act on additional business if it is proper for consideration at the meeting under Delaware law.

Only stockholders listed on the Company’s records at the close of business on March 27, 2000 may vote. You do not need a ticket of admission to attend in person.

March 31, 2000

By order of the Board of Directors,

DOUGLAS F. BAUER

Counsel & Corporate Secretary

Proposal to Elect Four Directors
Your Vote at the Annual Meeting
Information about the Nominees and Other Directors
The Board and Its Committees
Ownership of Common Stock
Comparison of Five-Year Cumulative Return
Report on Executive Compensation by the Compensation Committee
Executive Compensation
Contractual Arrangements with Executives
Other Information

PROXY STATEMENT
Contents

Proposal to elect four directors	2

Your vote at the Annual Meeting	3

Who may vote?	3

How will the Company representatives vote for you?	3

How can you revoke instructions?	4

How do we count votes?	4

What if you give no instructions?	4

Who pays for this solicitation?	4

Other business at the meeting	4

About this proxy statement	5

Webcast of the meeting	5

Information about the nominees and other directors	6

The Board and its committees	8

The Board of Directors	8

How directors are chosen	8

Committees of the Board	8

Compensation Committee interlocks and insider participation	9

Compensation of directors	9

Appointment of auditors	10

Ownership of common stock	12

Principal stockholders	12

Stock ownership of management	12

Comparison of five-year cumulative return	15

Report on executive compensation by the Compensation Committee	17

Executive compensation	21

Summary compensation table	21

Option grants in last fiscal year	22

Aggregated option exercises in last fiscal year and year-end option values	24

Long-term incentive plans — Awards in last fiscal year	24

Pension plan table	25

Contractual arrangements with executives	27

Other information	27

Proposals and nominations by stockholders	27

How to get Form 10-K	27

Proposal to Elect Four Directors

The Board of Directors has named the following four nominees to stand for election as directors of the Company, and recommends that you vote IN FAVOR OF all four:

Carl J. Crosetto
Vincent Tese
Harry Wallaesa
Richard R. West

If you do not attend the Annual Meeting in person, you may give instructions to Company representatives to vote in your place. These Company representatives will act as your proxies and cast your vote however you tell them to. The following pages explain how you can give your voting instructions either on the Internet or over the telephone, or by mailing the printed voting card you received with this booklet. If you choose the Company representatives to cast your vote, they will vote in favor of all four of the listed nominees unless you tell them to do otherwise.

The election of each director requires a plurality of the votes cast at the Annual Meeting. A plurality is any number of shares which is larger than the numbers cast for competing candidates. You may vote for any or all of the four nominees, but you may not cast more than one vote for any particular nominee. If a nominee becomes unable to serve before the meeting begins, the Company representatives may vote your shares in favor of a substitute nominee proposed by the Board of Directors.

The Company has three classes of directors with staggered terms of three years each. The Board has nominated Mr. Tese, Mr. Wallaesa and Mr. West to “Class I” and, if elected, their terms will expire at the Annual Meeting in 2003. Mr. Crosetto will fill a vacancy in “Class II” which is due to the untimely death of James P. O’Neil, our former President and director of the Company. If elected, Mr. Crosetto’s term will expire at the Annual Meeting in 2001. Following the election of four directors at the meeting, there will be a total of nine members on the Board of Directors of the Company, evenly divided among the three classes.

All the nominees listed above already serve as directors of the Company, have consented to nomination, and agree to continue to serve if the stockholders reelect them at the meeting. Beginning on page 6 of this booklet you will find biographies of all the current directors in alphabetical order. We have included their principal occupations during the last five years and their ages on the date of the meeting. Asterisks identify the four nominees who are standing for reelection. There is also information about the Board of Directors itself and its standing committees beginning on page 8 of this booklet.

Your Vote at the Annual Meeting

Who may vote? The record date for the Annual Meeting was March 27, 2000. This means that you are entitled to vote if our records show you held one or more shares of the Company’s common stock when business closed on that day. A total of 35,994,679 shares of common stock were outstanding and entitled to vote on the record date, and no other securities of the Company are entitled to vote. Each share of common stock is entitled to one vote. The enclosed voting card shows the number of shares you held on the record date, and you may cast that same number of votes. A list of all stockholders on the record date will be available for inspection at the Company’s executive offices ten days before the meeting.

We will not hold the meeting unless a quorum of the stockholders is either present in person or represented by proxy. Stockholders entitled to vote just over half the number of shares outstanding on the record date (that is, at least 17,997,340 shares) will constitute a quorum.

How will the Company representatives vote for you? If you owned common stock in your own name on the record date, you are a holder of record. This means you may use the voting card enclosed with this booklet to tell the Company representatives how you want them to vote your shares. Be sure to sign, date and mail the card in the postage-paid envelope which we sent with your card.

Or you may send your instructions either by e-mail on the Internet or by telephone. If you use e-mail or telephone, these methods of voting will confirm that we have received your instructions. Whether you use e-mail or telephone, you will need the personalized control number we have printed for you on the voting card enclosed with this booklet.

•	To vote by e-mail, visit this address on the Internet: http://proxy.shareholder.com/ BNE. After the prompt, enter your control number and press “Enter.” Then follow the on-screen instructions. When you finish, review your vote. If it is correct, click on “Submit” to register your vote.

•	To vote by telephone, call this toll-free number from any Touch-Tone telephone in the United States: 1-800-575-8306. After the prompt, enter your control number from your voting card, followed by the # sign. Then follow the recorded instructions. When you finish, the recording will replay your vote. If it is correct, press “1” to register your vote.

You have the same choice of ways to vote if your shares were in Bowne’s Direct Stock Purchase and Dividend Reinvestment Plan on the record date. We have described that plan on page 54 of the Company’s Annual Report.

On the other hand, if a broker, bank or other nominee holds common stock for your benefit, but not in your own name, then your shares are “in street name.” In that case, your broker, bank or other nominee will advise you how to vote. Bowne reimburses them for forwarding this booklet and the Company’s Annual Report to you. If you have not heard from the broker, bank or nominee who holds your stock in street name, please contact them as early as possible.

Whether you mail your instructions or send them by e-mail or telephone, the Company representatives will vote your shares exactly as you tell them to. If you do not indicate how you want your shares voted, the Company representatives will vote in the way the Company’s Board of Directors recommends. If there is an interruption or adjournment of the meeting before we com-

plete the agenda, the Company representatives may still vote your shares when the meeting resumes.

How can you revoke instructions? You may change or revoke your voting instructions at any time before the stockholders vote at the meeting. To revoke or change voting instructions you have given, you must tell the Corporate Secretary of the Company in writing before the stockholders vote at the meeting. Of course, you may come to the Annual Meeting in person and vote your shares by written ballot at that time. If you want to vote in person, be sure to revoke any voting instructions you gave before the meeting begins.

How do we count votes? All voting will be confidential. The Bank of New York, the Company’s registrar and transfer agent, will count all the votes. Whether you choose the Company representatives to vote for you or you attend the meeting in person, your shares will count when we determine whether there is a quorum, even if you decide to abstain from voting or to vote against the proposal.

On the other hand, if a stockholder fails to vote or chooses to abstain from voting, his or her shares will not count as votes for or against the proposal. This means that the unvoted shares will not affect the outcome of the voting. If a broker, bank or other nominee holds your common stock, they will normally ask for your instructions and vote your shares accordingly. If you give instructions to a broker, bank or nominee, they may tell the Company representatives to vote in the way you instruct. Shares represented at the meeting by a broker, bank or nominee will be counted when we determine whether there is a quorum, regardless of whether you vote or abstain.

If you attend the meeting in person and want to vote shares held in street name, you must bring a written form of proxy from your broker, bank or nominee. It must name you as the sole representative entitled to vote. Be sure to give the form to the Corporate Secretary of the Company before voting starts.

What if you give no instructions? We expect that the New York Stock Exchange will determine the proposal to elect directors is discretionary. This means that brokers, banks and other nominees will be able to vote stock they hold for you in street name even if you have not given instructions on the proposal. On the tenth day before the meeting, unless you have specified otherwise, your broker, bank or nominee will then direct the Company representatives to vote your shares in favor of reelecting all the nominees.

Who pays for this solicitation? Bowne will pay the cost of solicitating your voting instructions. Employees and agents of the Company may solicit by personal interview or by any other means of communication including mail, fax, e-mail and telephone. The Company reimburses brokers, banks and other nominees for expenses they incur in forwarding copies of this booklet and other Company material to stockholders and in gathering their voting instructions. The Company has retained the proxy-soliciting firm of D. F. King & Co., Inc. to assist in this solicitation for a fee that will not exceed $10,000, plus out-of-pocket expenses.

Other business at the meeting. The Company does not know of any business to be presented at the Annual Meeting besides the proposal to elect four Directors. However, if other business comes before the meeting and is proper under Delaware law, the Company representatives will use their discretion in casting all the votes they are entitled to cast, except those votes for which they have contrary written instructions.

About this proxy statement. The Company’s management prepared this booklet and began sending it to stockholders on or about March 31, 2000. Again this year, Bowne is proud to be participating in the Securities and Exchange Commission’s “plain English” initiative by offering Annual Meeting information to our stockholders in language that is easier to read and understand.

Please note that some words have special meanings when we use them in this booklet. The terms “Company” and “Bowne,” as well as the words “we,” “us” and “our,” refer of course to Bowne & Co., Inc., a Delaware corporation, unless the context clearly indicates another meaning. The Company representatives are the two people (Robert M. Johnson and Douglas F. Bauer) chosen to vote in your place as your proxies at the meeting, or anyone else they choose to be their substitutes. We refer to the New York Stock Exchange as the “Exchange.” Finally, the terms “common stock,” “stock” and “shares” all mean the Company’s Common Stock, par value $.01 per share, which trades on the Exchange.

Webcast of the meeting. Stockholders who are unable to attend the meeting in person may follow it live on the Internet. By May 22, 2000 the Company intends to post information on our own website (www.Bowne.com) about how this webcast will work. To participate, stockholders must register electronically before the meeting begins.

Information about the Nominees and Other Directors

[ROBERT M. CONWAY PHOTO]	Robert M. Conway (Age 56)
Senior Director of The Goldman Sachs Group, Inc. Mr. Conway also serves on the supervisory board of Bowne Williams Lea International, a joint venture in which the Company participates. A director of the Company since 1994, he currently serves as a director in Class II whose term expires in 2001.

[CARL J. CROSETTO PHOTO]	Carl J. Crosetto (Age 51)*
Executive Vice President of the Company since 1998. In addition, Mr. Crosetto is President of a subsidiary, Bowne International LLC, and a member of the supervisory board of Bowne Williams Lea International. He was previously a Senior Vice President of the Company and Director of Sales. He was first elected to the Board in January 2000 as a Class II director, to serve until the Annual Meeting.

[ROBERT M. JOHNSON PHOTO]	Robert M. Johnson (Age 54)
Chairman of the Board and Chief Executive Officer of the Company since 1997, and also President since January 2000. Previously he had been Chief Executive Officer of the Company from 1996. Mr. Johnson was formerly Publisher, President and Chief Executive Officer of Newsday, Inc., a subsidiary of The Times Mirror Company. First elected to the Board in 1996, he is a Class III director whose term expires in 2002.

[H. MARSHALL SCHWARZ PHOTO]	H. Marshall Schwarz (Age 63)
Chairman of the Board and Chief Executive Officer of U.S. Trust Corporation. Mr. Schwarz, who is Chairman of the Company’s Executive Committee, also serves as a director of Atlantic Mutual Companies. He was first elected to the Company’s Board in 1986 and is a Class III director whose term expires in 2002.

[WENDELL M. SMITH PHOTO]	Wendell M. Smith (Age 65)
President of Polestar Ltd. Until 1997, Mr. Smith served as Chairman of the Board of Baldwin Technology Company, Inc. He was elected to the Company’s Board of Directors for the first time in 1992 and is a Class III director whose term expires in 2002.

[LISA A. STANLEY PHOTO]	Lisa A. Stanley (Age 44)
Financial planning consultant, affiliated with Tax & Financial Group of Newport Beach, California. Ms. Stanley was elected to the Company’s Board of Directors in 1998 as a director in Class II whose term expires in 2001.

[VINCENT TESE PHOTO]	Vincent Tese (Age 57)*
Private investor and former cable television owner and operator. Mr. Tese is also a director of Bear Stearns & Co., Inc., Cablevision, Inc., Allied Waste Industries, Inc., Custodial Trust Company, and Mack-Cali Realty Corp. He was first elected to the Company’s Board in 1996.

[HARRY WALLAESA PHOTO]	Harry Wallaesa (Age 49)*
President, Chief Operating Officer and a director of Safeguard Scientifics, Inc. Mr. Wallaesa is also Chairman of Aligne, Inc. and CompuCom Systems, Inc. Previously he was Chief Information Officer of Campbell Soup Company. Mr. Wallaesa was first elected to the Company’s Board in 1999 to serve until the 2000 Annual Meeting.

[RICHARD R. WEST PHOTO]	Richard R. West (Age 62)*
Dean Emeritus, Stern School of Business, New York University. Previously, Mr. West was Dean of the Stern School of Business and Professor of Finance. He is also a director of Alexander’s Inc., Vornado Realty Trust, Vornado Operating Co. and several mutual funds advised by Merrill Lynch Asset Management, Inc. and its affiliates or by Hotchkis and Wiley. Mr. West was first elected to the Board in 1994.

*  Nominee for reelection.

The Board and Its Committees

The Board of Directors. The Board of Directors and its committees meet periodically throughout the year to direct and oversee management of the Company. The Board held six meetings during 1999 and took action once by means of written unanimous consent in lieu of a meeting. In addition, Board members share information and exchange views with the Chairman and with each other at their committee meetings and by telephone and other means of communication on matters that concern the Company and its stockholders.

How directors are chosen. Candidates for the Board of Directors may be recommended by stockholders, by other Board members, by Company management or by any interested person. A stockholder who wants to recommend a candidate should write to: Douglas F. Bauer, Counsel & Corporate Secretary, Bowne & Co., Inc., 345 Hudson Street, New York, New York 10014. Stockholders may also nominate Board candidates at the Annual Meeting, and we have described the procedure for this, with the advance notice required, under the heading “Proposals and nominations by stockholders” on page 27 of this booklet.

Committees of the Board. The Board has four standing committees. Membership on these committees rotates periodically. The following describes their principal functions and current membership.

•	Executive Committee. The Executive Committee has many of the powers of the full Board in directing management of the Company and may exercise those powers between regular Board meetings. However, this committee may not amend the Company’s by-laws, fill vacancies on the Board, make other fundamental corporate changes or take actions which require the vote of the full Board under Delaware law. The Executive Committee also oversees matters of corporate responsibility which may involve interests other than those directly benefitting stockholders, such as the concerns of employees, customers and the public at large. From time to time the committee considers candidates for the Board of Directors including those recommended by stockholders. The current members of the Executive Committee are Mr. Schwarz (chairman), Mr. Conway, Mr. Johnson and Mr. West. This committee took action four times during 1999 by written consents in lieu of meetings.

•	Audit Committee. The Audit Committee chooses independent public accountants to serve as the Company’s auditors and reviews the Company’s report on Form 10-K with the auditors. Together with the Company’s Chief Financial Officer, this committee reviews the scope and the results of the annual audit, as well as the auditors’ fees and the other activities they perform for the Company. The Audit Committee also oversees internal financial controls and looks into other accounting matters if a need arises. During 1999, the members presented for Board approval a draft charter defining the committee’s functions, and the Company expects the Board will adopt a final charter by June 14, 2000. The current members of the Audit Committee are Ms. Stanley (chairman), Mr. Schwarz, Mr. Smith and Mr. Wallaesa. They met twice in 1999.

•	Finance Committee. The Finance Committee periodically reviews the financial reports and projections of the Company. In addition, this committee oversees investment policies and the investment performance of the respective funds held in trust for the Company’s employee benefits plans. The current members of the Finance Committee are Mr. Conway (chairman), Ms. Stanley, Mr. Tese and Mr. West. They met twice during 1999.

•	Compensation Committee. The Compensation Committee reviews and approves base salaries, bonuses and incentive compensation for officers of the Company and other members of management. This committee administers compensation programs which involve present or deferred awards of the common stock, as well as those calling for cash payments. The Compensation Committee reviews any newly proposed compensation and benefits plans, while overseeing the administration of existing retirement and profit-sharing plans for the Company’s employees. Normally the committee asks the full Board of Directors to approve any significant changes that will affect employees generally. The current members of this committee are Mr. West (chairman), Mr. Smith, Mr. Tese and Mr. Wallaesa. They met three times in 1999.

During 1999, there was no member of the Board of Directors who failed to attend at least 75% of the Board and committee meetings which he or she was entitled to attend.

Compensation Committee interlocks and insider participation. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 1999. The only person who served on that committee during 1999, other than the current members, was Mr. Schwarz, who stepped down from the committee, in keeping with the Company’s long-standing policy of rotating committee memberships, after serving three years as chairman of the committee.

Compensation of directors. Until April 1, 2000, each director who is not a Company employee received an annual retainer of $20,000, and on that date the retainer will increase to $25,000, payable in quarterly installments. The directors also receive a fee of $1,000 for each Board meeting attended. Members of the Executive Committee receive an additional annual retainer of $5,000, or $6,000 in the case of the committee chairman. Members of the other standing committees have no retainer but receive $750 for each committee meeting attended, while the chairmen of those committees each receive $1,250 for meetings at which they preside. Directors who are employees of the Company (currently Mr. Johnson and Mr. Crosetto) receive no fees for Board and committee service. When directors take action by written consent without a formal meeting, they receive no compensation for that service.

In order to encourage its Board members to hold substantial equity interests, the Company requires each director to defer at least one half of the annual retainer into deferred stock units and permits each director, on an annual basis, to elect voluntary deferral of some or all of the remaining fees and retainers. Deferred stock units represent the right to receive shares of common stock at a future date, but they do not confer voting rights. When a non-employee director retires from the Board, the Company issues him or her a number of shares from the corporate treasury equal to the number of deferred stock units accrued up to that time. The Company normally distributes these shares in two installments within 15 months following the director’s retirement.

The Stock Plan for Directors governs these mandatory and voluntary deferrals. In 1998 and 1999, the Plan provided for conversion of director fees into deferred stock units by dividing the cash amount deferred by the fair market value of a share on the effective date of the Plan, and this share value was increased annually by a percentage equal to the annual yield of 15-year Treasury bonds. In the case of a voluntary deferral, the Plan provided for crediting of an additional 20% of the number of deferred stock units to encourage such deferrals. Beginning in 2000, the Company will convert fees into deferred stock units by dividing the cash amount deferred by the then-current fair market value of a share, while continuing the 20% additional credit for voluntary deferrals. Just as other stockholders receive cash dividends on their stock, dividend equivalents accrue on these deferred stock units as if they were already outstanding as common stock, and the dividend equivalents are then reinvested in additional deferred stock units.

When a new non-employee director joins the Board, he or she will also receive an award of deferred stock units equivalent in market value to the annual retainer for Board membership. This one-time award will vest over the director’s first four years of Board service, and the Company will then issue the corresponding common stock when the director retires.

Beginning with fiscal year 2000, each non-employee director also receives an annual award of non-qualified stock options allowing him or her to buy shares of common stock from the corporate treasury at the market price at the time of the award. The current non-employee directors received their first option awards for 6,500 shares on March 9, 2000, at a price of $12.28125 per share. These first options will be fully exercisable in March 2001, and will expire ten years after the date of grant. If a director terminates service due to death, disability or retirement, the option will be exercisable for one year thereafter. In case of any other termination, the option will be exercisable for only three months after termination, and then only to the extent it could be exercised at the time of termination. These post-termination exercise periods cannot extend the expiration date past the tenth anniversary of the date of grant. The Board has determined that the amount of option awards in future years will be based on periodic reviews of Board compensation.

Finally, the Company has a Matching Gifts Program for non-employee directors. Under this program, the Company matches a director’s qualified charitable contributions up to $5,000 each year. The Company also offers to reimburse reasonable travel expenses which its directors incur in attending Board and committee meetings.

Appointment of auditors. At its regular meeting on March 9, 2000, the Board of Directors ratified the Audit Committee’s selection of the independent accounting firm of KPMG L.L.P. to be auditors of the Company for the current fiscal year, ending December 31, 2000. KPMG has served as the Company’s auditors since 1998 and is independent with respect to the Company and its subsidiaries. They have been engaged to audit the Company’s financial statements and to provide other professional services requested by the Company from time to time. During 1999 KPMG’s services included these:

•	Examining the consolidated financial statements which appear in the Company’s 1999 Annual Report to stockholders, which accompanies this booklet;

•	Preparing federal and state tax returns for the Company and its subsidiaries;

•	Reviewing the financial statements of the Company’s employee benefit plans and providing tax services relating to those plans;

•	Meeting periodically with the Audit Committee of the Board of Directors; and

•	Consulting on miscellaneous accounting, tax and other professional matters when requested.

Representatives of KPMG will attend the Annual Meeting on May 25, 2000. They will have an opportunity to make a statement if they choose to do so, and to respond to appropriate questions from stockholders.

On June 25, 1998, with the approval of the Board and the Audit Committee, the Company appointed KPMG as its new auditors effective immediately and discharged the Company’s prior auditors, Ernst & Young LLP. The accountants’ reports of Ernst & Young on the Company’s financial statements for each of the two most recent fiscal years prior to their dismissal did not contain an adverse opinion or a disclaimer of opinion, and Ernst & Young did not modify or qualify their reports as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years and the interim period preceding Ernst & Young’s dismissal there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their reports.

Ownership of Common Stock

Principal stockholders. The Company does not know of any individual who is the beneficial owner of more than than 5% of the common stock that was outstanding on the record date for the Annual Meeting. The following table lists all institutional investors known to hold more than 5%. We took this information from the most recent filings these stockholders made with the Securities and Exchange Commission as of December 31, 1999. In each case the table shows percentages of ownership based on the shares outstanding on the record date. Beneficial ownership is the ownership of stock, whether direct or indirect, which includes power to vote or power to sell the stock.

Stockholder	Address	No. of shares	% of Outstanding	Voting Authority

Mellon Financial Corporation*	One Mellon Center Pittsburgh, PA 15258	3,601,516	10.0%	Sole voting power as to 2,792,516; sole dispositive power as to 3,252,416

Lazard Frères & Co., LLC	30 Rockefeller Plaza New York, NY 10020	2,438,590	6.8%	Sole voting and dispositive power

Dimensional Fund Advisors Inc.	1299 Ocean Avenue Santa Monica, CA 90401	2,145,432	6.0%	Sole voting and dispositive power

*  This stockholder has reported on behalf of a number of its affiliates, including Mellon Bank, N.A. which is custodian for the Company’s Employees’ Stock Purchase Plan; the shares reported in the table include shares held by Mellon Bank which Mellon Bank has not yet allocated to the accounts of individual participating employees.

Stock ownership of management. The following table shows the number of shares of common stock which each director owned beneficially on the record date, including the four nominees for reelection to the Board. The table also shows how many shares the Company’s five most highly compensated executives owned beneficially on the record date, and the aggregate number of shares owned beneficially by all 21 of the Company’s directors and corporate officers as a group. Stock which an individual may acquire by exercising options, by converting other securities or by withdrawing from an employee benefit plan is beneficially owned even if the individual has not yet made the exercise, conversion or withdrawal of the stock.

No individual listed in the table beneficially owned more than 1% of the common stock outstanding on the record date. The number of shares shown for all directors and officers as a group, which assumes that all exercisable stock options and all deferred stock units are already issued, would represent approximately 3.1% of the Company’s outstanding shares.

Stock Ownership of Management	Amount and Nature of
Name or Group	Beneficial Ownership(1)

Robert M. Conway	24,226	(2)
Carl J. Crosetto	106,646	(3)
Denise K. Fletcher	63,131	(4)
Carl D. Glaeser	4,332	(5)
Robert M. Johnson	303,838	(6)
James P. O’Neil	218,745	(7)
H. Marshall Schwarz	10,006	(8)
Wendell M. Smith	4,302	(9)
Lisa A. Stanley	191,729	(10)
Vincent Tese	5,329	(11)
Harry Wallaesa	3,473	(12)
Richard R. West	12,959	(13)
All directors and corporate officers as a group	1,101,032	(14)

Notes:

(1)  Beneficial ownership figures include:

•	Shares of common stock beneficially owned outright on the record date, either on the records of the Company or in street name.

•	Shares subject to stock options exercisable on the record date, or which will become exercisable within 60 days after the record date.

•	Shares held in the Employees’ Stock Purchase Plan, which we have determined from the latest quarterly calculation of account balances under that plan.

•	Deferred stock units awarded to individual executives under the Long-Term Performance Plan or the Deferred Award Plan.

•	Deferred stock units credited to individual outside directors under the Stock Plan for Directors, including units resulting from the conversion of cash retirement benefits that accrued to individual directors prior to the effective date of that plan, as well as units resulting from the one-time award made to each director elected after the plan went into effect.

All beneficial ownership reported in the table is direct, except for shares held indirectly which the individual has not yet exercised, converted or withdrawn. The figures in the table assume that all deferred stock units are fully vested and may be converted into common stock within 60 days after the record date. The figures also assume that cash dividends payable on deferred stock units through the record date of the Annual Meeting have been reinvested in additional shares. In the case of shares owned outright, the Company understands that each individual named has sole power to vote or to dispose of the shares. This booklet describes the Stock Plan for Directors under the heading “Compensation of directors,” and the Company’s stock option plans, Employees’ Stock Purchase Plan, Long-Term Performance Plan and Deferred Award Plan under the heading “Executive compensation.”

(2)  Includes 6,626 deferred stock units under the Stock Plan for Directors.

(3)  Includes options to purchase 63,500 shares which are currently exercisable or which will become exercisable within 60 days after the record date;

41,480 deferred stock units; and 1,666 shares held in the Employees’ Stock Purchase Plan.

(4)  Includes options to purchase 37,500 shares which are currently exercisable or which will become exercisable within 60 days after the record date; 21,525 deferred stock units; and 684 shares held in the Employees’ Stock Purchase Plan; but this figure does not include the shares held for the benefit of other participants in the Employees’ Stock Purchase Plan, of which Mrs. Fletcher is a trustee.

(5)  Includes 4,112 deferred stock units; and 220 shares held in the Employees’ Stock Purchase Plan.

(6)  Includes options to purchase 130,000 shares which are currently exercisable or which will become exercisable within 60 days after the record date; 119,488 deferred stock units; and 916 shares held in the Employees’ Stock Purchase Plan. This figure also includes 26,668 restricted shares which have not yet vested under Mr. Johnson’s employment agreement, which may require Mr. Johnson to return those shares if he leaves the Company before January 2001.

(7)  Includes options to purchase 126,000 shares which are currently exercisable or which will become exercisable within 60 days after the record date; 36,209 deferred stock units; and 1,362 shares held in the Employees’ Stock Purchase Plan; but this figure does not include the shares held for the benefit of other participants in the Employees’ Stock Purchase Plan, of which Mr. O’Neil was a trustee until his death in January 2000.

(8)  Includes 8,006 deferred stock units under the Stock Plan for Directors.

(9)  Includes 4,102 deferred stock units under the Stock Plan for Directors.

(10)  Includes 2,466 deferred stock units under the Stock Plan for Directors; Ms. Stanley will be fully vested under that plan in 2002.

(11)  Includes 5,329 deferred stock units under the Stock Plan for Directors; Mr. Tese will be fully vested under that plan in 2001.

(12)  Includes 3,473 deferred stock units under the Stock Plan for Directors; Mr. Wallaesa will be fully vested under that plan in 2003.

(13)  Includes 6,959 deferred stock units under the Stock Plan for Directors.

(14)  Includes 7,657 shares owned outright by three corporate officers not named in the table; options to purchase 114,700 shares which are currently exercisable or will become exercisable within 60 days after the record date; 79,379 deferred stock units; and 4,631 shares held in the Employees’ Stock Purchase Plan for the benefit of all corporate officers not named in the table. This total does not include the remainder of the 1,510,066 shares held in the latter plan for other Company employees.

Comparison of Five-Year Cumulative Return

The graph on the following page shows yearly changes in the total return on investment in Bowne common stock on a cumulative basis for the Company’s last five fiscal years. The graph also compares two other measures of performance: total return on the Standard & Poor’s 500 Index, and total return on the Standard & Poor’s Services (Commercial & Consumer) Index.

For convenience, we refer to the two comparison measures as “S&P 500” and “S&P Services Index.” We chose the S&P 500 because it is a broad index of the equity markets. We chose the S&P Services Index as our own peer group because it represents the capital-weighted performance results of companies in specialized commercial and consumer services. The S&P 500 includes the companies represented in the S&P Services Index.

The method we used to calculate yearly changes in Bowne’s return is the same method that both the S&P 500 and the S&P Services Index use. In each case, we assumed an initial investment of $100 on October 31, 1994. In order to measure the cumulative yearly change in that investment over the next five years, we first calculated the difference between, on one hand, the price per share of the respective securities on October 31, 1994 and, on the other hand, their price per share at the end of each succeeding fiscal year. Throughout the five years we assumed that all dividends paid were reinvested into the same securities. Finally, we turned the result into a percentage of change by dividing that result by the difference between the price per share on October 31, 1994 and the price per share at the end of each later fiscal year.

For financial reporting purposes, the Company changed its fiscal year during 1997 from one ending October 31 to one ending December 31. The graph therefore represents fiscal years 1995 and 1996 with October 31 data, and fiscal years 1997 though 1999 with December 31 data. We have not restated the return on investment for years before this change, and we have represented 1997 with data for the 14-month period from October 31, 1996 through December 31, 1997. The Company paid no dividends during the two-month stub period created by the change in its fiscal year.

Comparison of Five-Year Cumulative Return

[Comparison of Five-Year Cumulative Return Graph]

	Bowne & Co., Inc.	S&P 500	S&P Services Index

10/31/94	100.00	100.00	100.00
10/31/95	117.39	126.44	122.70
10/31/96	146.99	156.90	136.75
12/31/97	242.09	226.70	174.58
12/31/98	217.59	291.48	143.21
12/31/99	166.96	352.81	136.46

Report on Executive Compensation by the Compensation Committee

Evaluation of compensation generally. In December 1998 and again in early 1999 the Compensation Committee of the Board of Directors reviewed all material components of compensation which the Company would pay its senior executives and major business unit managers for the 1999 fiscal year. In March 2000 the Committee reexamined each executive’s compensation once more before determining final incentive awards for 1999. The 25 employees specifically under review included the Company’s Chief Executive Officer (“CEO”) and the four other most highly compensated individuals named in the Summary Compensation Table of the Company’s Proxy Statement. After our final review, the Committee recommended, and the full Board of Directors approved, the forms and amounts of compensation reported in the Proxy Statement.

Each executive under review received his or her total compensation as a mix of annual base salary, an annual bonus which may take the form of cash or a deferred stock equivalent, a long-term incentive award, and incentive or non-qualified incentive stock options. Initially, the CEO made specific compensation proposals for 1999, excepting his own compensation, which were based on advice from outside consultants on executive compensation and from the Company’s internal human resources professionals. Total compensation for each executive is generally targeted between the 50th and the 75th percentiles of the market. In reviewing the CEO’s proposals for 1999, the Committee followed long-standing policies of the Company designed to attract and retain superior executive talent, provide incentives and rewards to executives who contribute to the Company’s long-term success, and link executive compensation with corporate performance and the creation of shareholder value.

The Committee ensured that a substantial portion of the compensation potential of each individual under review was based on the Company’s financial performance, because we believe that aligning the interests of executives with those of stockholders serves both the immediate and the long-range benefit of stockholders and the Company as a whole. In addition, we periodically reviewed the Company’s compensation programs in general, especially respecting their ability to promote corporate performance and realize business strategies. When appropriate, we have proposed modifications to the formal plans which determined the various components of compensation.

Base salaries. In recommending Board approval of base salaries for senior executives other than the CEO, the Committee’s benchmark for comparison was a study of the corresponding salaries of peer companies, compiled partly from published data and partly from non-public information, by a leading consulting firm that specializes in executive compensation. The consultants relied on 12 principal comparators in addition to soliciting advice from the Company’s own human resources staff and from their own confidential sources. The comparators used were not the same companies included in the peer group represented by the S&P Services Index referred to under the heading “Comparison of five-year cumulative return” on page 15. As in prior years, the Committee’s objective for 1999 was to maintain base salaries at competitive levels in keeping with the Company’s leadership position in several highly specialized business areas. From the consultants’ comparison of peer companies, we concluded, and the full Board agreed, that the proposed 1999 base salaries of the

Company’s executives were consistent with this objective and therefore reasonable and necessary.

The Committee also considered factors other than peer companies. We took overall financial performance of the Company into account, as well as the performance of its individual business units. The Committee consulted published survey data on professional compensation generally, inasmuch as the retention of well-qualified executives, especially those in positions with functional areas of responsibility, often requires the Company’s compensation to be competitive with employers across a wide spectrum of industries which may not necessarily be considered peers of the Company. We also factored in our own subjective perception of the contributions each individual under review had made to Company performance and, in the case of specific business unit managers, his or her contributions to that particular unit.

Bonuses and long-term incentives. Incentive bonuses were awarded under both an annual plan and a long-term plan. In both cases the bonuses were earned by the executives during 1999 for distribution in March 2000 unless deferred to a later date as described below. For the annual plan, the Committee recommended cash bonuses within respective ranges of bonus potential determined for each executive early in fiscal 1999. The amount by which net earnings of the Company exceeded an aggressive target previously set was used to determine at least 25% of each bonus, and as much as 75% for the most senior executives. In the case of an individual who managed a specific business unit, the most significant component of the annual bonus was determined by operating income of that unit.

The remainder of each bonus was linked to the individual’s achievement of strategic objectives negotiated with him or her at the beginning of the year. These objectives were highly specific and personalized, and individual achievements were evaluated separately. Some of these objectives were quantitative, but others were necessarily qualitative. Examples of such qualitative objectives were the integration of new businesses and new client service offerings; cross-selling of multiple services to existing customers; internal organization with special emphasis on coordination among business units; introduction of cost-reductions and operating efficiencies; and successful application of new technologies. In negotiating such goals, we used an objective measurement of accomplishments wherever possible.

In applying the relevant formulas to the Company’s overall performance with reference to the previously set target, we determined that the portion of each bonus linked to corporate earnings would not be a significant component of any individual bonus for 1999. Local performance, on the other hand, ranged substantially higher in some operating units, but because we permitted no one to receive more than 100% of his or her target in cash, two local unit managers received additional awards in the form of stock equivalents, as discussed later. For the five most highly compensated executives, the Committee considered qualitative factors only to the extent that they would reduce the respective bonus awards.

Another component of each bonus was calculated under a long-term performance plan which encourages and rewards improvement in free cash flow return on invested capital. This plan measured such improvements on a three-year rolling average basis, and a three-year target and maximum, fixed at the beginning of the year, applied to all executives under review. Because the Company exceeded the targeted level of improvement, this component of each executive’s bonus reached a previously established cap. We awarded no more than one half of this bonus component in cash and the balance in a deferred stock equivalent.

In addition to the mandatory deferrals mentioned above, 72% of the executives under review elected to defer some or all of their incentive compensation by voluntarily converting those cash awards into deferred stock units. Such units are stock equivalents which accrue dividend equivalents but do not confer ownership or voting rights until actually issued as common stock when the executive’s employment terminates. Deferred stock units were awarded, in place of cash bonuses, to the extent that an executive exceeded either his or her annual or long-term bonus targets, both of which were capped at a percentage above the target. In such cases, or in the case of an executive who elected voluntarily to defer some or all of his or her incentive compensation, the Company matched the amount so deferred with an additional 20%.

The Committee does not reveal the mathematical formulas used in particular bonus calculations inasmuch as they involve highly confidential commercial information, the disclosure of which could be detrimental to the Company’s competitive position. Similarly, we believe that neither the performance targets set for particular executives and business units nor the personalized goals negotiated with each executive individually can be disclosed without jeopardizing the Company’s advantage in its highly competitive businesses.

Stock options. Under a plan approved by the Company’s stockholders last May, the Committee awarded options in 1999 relating to the Company’s common stock to the executives under review, including the CEO and the four other executives named in the Summary Compensation Table, as well as to some 450 other key employees of the Company. A significant equity position in the Company, we believe, not only rewards sustained efforts by an executive but also focuses those efforts upon enhancing shareholder value. The options granted in 1999 will become exercisable in equal annual installments over a period of four years following the grant, thus helping to secure continuing service from the grantees. Initially, the CEO suggested specific numbers of options for the other executives under review, based in each case on the individual’s personal achievements, as well as a subjective view of his or her opportunity for contribution to the overall performance of the Company. In recommending these awards, the Committee also took into account our overall compensation target as well as the responsibilities of the respective employees and any prior grants made to them, using a valuation method which the Committee considered appropriate. Options to the five most highly compensated executives, including the CEO, represented about 19% of all the options granted in 1999.

At the recommendation of executive compensation consultants, the Committee also approved stock option plans for two subsidiaries of the Company. Options granted under these plans to employees of the two subsidiaries, and to certain executive officers including those named in the Summary Compensation Table, are described more fully on pages 23-24 of the Proxy Statement.

The Chief Executive Officer. In determining base salary, annual bonus, long-term incentive and stock option awards to the CEO for 1999, the Committee followed substantially the same criteria that were used in determining compensation for the Company’s other senior executives. The CEO’s base salary for 1999 represented a

10% increase over the corresponding figure for the preceding fiscal year, reflecting our effort to bring his salary nearer to median levels for similar executives of other companies. His bonus potential, also higher than for the prior year, was linked to performance targets substantially more aggressive than those set for any other executives.

Compensation of a deceased officer. On January 13, 2000, we learned with sorrow of the death of James P. O’Neil, who was then President and Chief Operating Officer of the Company and one of its most highly compensated officers. As part of the Company’s settlement with his estate, the Committee accepted the Company’s recommendation that compensation payable for his services during 1999 should be based on assumptions that the corporate earnings goal had been 50% achieved and that his personal objectives had been 100% satisfied. In addition, we recommended, and the Board of Directors approved, the acceleration of vesting of his stock options in order that his estate may fully exercise them during 2000.

Deductibility of executive compensation. Section 162(m) of the Internal Revenue Code forbids the Company to deduct certain forms of annual compensation in excess of $1 million to any of the five named executives unless the relevant compensation plan or program is “performance-based” and expressly approved by stockholders. In implementing compensation policies, plans, and programs, the Committee considers the effects of Section 162(m). The Committee intends to try to preserve the tax deductibility of compensation to the named executives, to the extent that this objective does not impair the operation and effectiveness of the Company’s compensation program. To this end, in 1999 the Company submitted its 1999 Incentive Compensation Plan to stockholders, so that annual incentive awards, stock options, and certain other awards under the plan can qualify as “performance-based compensation” and remain fully deductible by the Company. The Committee retains the flexibility, however, to enter into arrangements, including other types of awards under that plan, which may result in non-deductible compensation to executive officers.

Ratification. The Board of Directors unanimously ratified all actions and recommendations of the Committee during 1999 which required full Board approval.

This report is submitted as of March 8, 2000 by the undersigned, being all the members of the Compensation Committee.

Richard R. West, Chairman

Wendell M. Smith

Vincent Tese

Harry Wallaesa

Executive Compensation

		Annual
		Compensation		Long-Term Compensation
Summary Compensation

Table				No. of	Deferred
				Shares	Stock	Long-Term
				Underlying	Unit	Incentive	All Other
Name and Principal Position	Year	Salary(1)	Bonus(1)	Options(2)	Awards(3)	Payouts(4)	Compensation(5)

Robert M. Johnson	1999	$500,000	$178,338	120,000	$383,691	$100,000	$51,875
Chairman of the Board and	1998	450,000	379,913	120,000	66,417 (6)	43,750	83,711
Chief Executive Officer	1997	420,000	500,000	80,000	410,160	70,000	148,918

James P. O’Neil	1999	360,000	189,000	90,000	120,634	95,000	42,578
President and	1998	325,000	214,988	80,000	5,220	42,500	53,415
Chief Operating Officer	1997	300,000	240,000	50,000	147,840	80,000	81,595

Carl J. Crosetto	1999	325,000	195,006	60,000	229,652	52,500	36,428
Executive Vice	1998	275,000	253,825	40,000	12,668	20,625	46,182
President	1997	250,000	267,500	30,000	182,400	25,000	72,154

Carl D. Glaeser(7)	1999	175,000	200,000	45,000	54,000	45,000	8,645
Senior Vice President,	1998	—	—	—	—	—	—
Technology Companies	1997	—	—	—	—	—	—

Denise K. Fletcher	1999	300,000	69,165	25,000	117,201	55,000	28,289
Senior Vice President and	1998	260,000	127,530	30,000	38,102	2,500	31,264
Chief Financial Officer	1997	200,000	150,000	30,000	85,920	20,000	49,109

Notes:

(1)  Salary and bonus. The individuals named in this table were the five most highly compensated executives of the Company in 1999. Figures in the column headed “Salary” show their annual base salaries. The column headed “Bonus” shows cash payments these individuals received under the Company’s annual bonus program related to performance in 1999. The Compensation Committee fixed base salaries before the year began and awarded bonuses after the year ended within ranges of bonus potential previously established. The Committee linked part of each award to the Company’s financial performance for the year and another part to each individual’s achievement of specific strategic objectives agreed upon at the beginning of the year.

(2)  Stock options. A separate table on page 22 entitled “Option grants in last fiscal year” gives more details about these awards relating to the common stock. Also, two of the Company’s subsidiaries, Bowne Internet Solutions, Inc. (“BIS”) and BGS Companies Inc. (“BGS”), adopted stock incentive plans in 1999. In addition to options to acquire the Company’s common stock described in the table, Messrs. Johnson, O’Neil and Crosetto and Mrs. Fletcher, respectively, were granted 50,000, 45,000, 40,000 and 25,000 options to acquire shares in each of BIS and BGS. Mr. Glaeser was granted 30,000 restricted stock units and 170,000 options to acquire shares in each. For further details on these subsidiary options, see note 3 to “Option grants in last fiscal year” on page 23.

(3)  Deferred stock awards. The table above indicates the cash value of deferred stock units awarded for performance during 1999 to the named individuals under the Company’s Long-Term Performance Plan and Deferred Award Plan, described on pages 24-25. We calculated cash values using the average fair market value of the common stock for the last five days of the calendar year to which each award relates or, where imputed cash dividends have been reinvested, the market price of the common stock when the dividends become payable.

(4)  Long-term incentive payouts. For details see the note beginning on page 24 under the table of “Long-term incentive plans — Awards in last fiscal year.”

(5)  All other compensation. The amounts shown in this column include the Company’s tax-deferred contributions under its Profit-Sharing Plan and Employees’ Stock Purchase Plan, as well as payments made under the Company’s Excess ERISA Plan, described below.

•	Profit-Sharing Plan. This is a defined contribution plan for eligible employees which meets regulatory requirements. Under this plan, the Company makes a contribution to the account of an employee based on his or her annual compensation as defined in the plan. The contribution may not be greater than 10% of pre-tax income, before deducting the contribution, nor can it be greater than 15% of considered compensation overall. The profitability of an employee’s particular business unit determines 50% of the contribution, and the profitability of all participating units as a group determines the rest, except that overall profitability of the Company alone determines the contributions for corporate officers including the executives named in the table. Account balances under this plan are not taxable until benefits are distributed at retirement or when employment terminates.

•	Employees’ Stock Purchase Plan. This is also a defined contribution plan which meets regulatory requirements. Under this plan, eligible employees who elect to participate may contribute up to $200 per month from their after-tax compensation. The plan provides for matching contributions by the Company equal to one-half of an employee’s contributions, subject to customary vesting rules. The trustees of the plan use the aggregate of all contributions to purchase shares of common stock on the open market, and they reinvest cash dividends paid on those shares into additional shares. The Company’s contributions are not taxable until the employee withdraws his or her stock or terminates employment.

•	Excess ERISA Plan. This is a supplemental arrangement which allows certain key executives to reduce the negative effect of limits which the Employee Retirement Income Security Act of 1974 imposes on contributions under the Profit-Sharing Plan.

(6)  Excludes 26,666 shares of restricted common stock which the Board agreed to convert into deferred stock units in 1998 from the 80,000 restricted shares Mr. Johnson received under his employment agreement of January 1996.

(7)  Mr. Glaeser became a corporate officer in May 1999. The amount in the column headed “Bonus” includes his one-time signing bonus.

		% of
Option Grants in Last	Number of	Total
Fiscal Year	Shares Under-	Options	Exercise
	lying Options	Granted	Price	Expiration	Grant Date
Name	Granted(1)	in Year	Per Share	Date	Present Value(2)

Mr. Johnson(3)	120,000	8.8%	$12.21875	Dec. 15, 2009	$680,400
Mr. O’Neil(3)(4)	90,000	6.6%	12.21875	Jan. 13, 2001	510,300
Mr. Crosetto(3)	60,000	4.4%	12.21875	Dec. 15, 2009	340,200
Mr. Glaeser(3)	25,000	1.8%	17.125	May 26, 2009	208,250
	20,000	1.5%	12.21875	Dec. 15, 2009	113,400
Mrs. Fletcher(3)	25,000	1.8%	12.21875	Dec. 15, 2009	141,750

Notes:

(1)  At the last Annual Meeting the stockholders approved the Company’s 1999 Incentive Compensation Plan, a qualified plan which meets regulatory requirements. This plan authorizes the Board or the Compensation Committee to grant stock options to key employees, including those named in the table as well as other officers and key employees of the Company. Each option permits the grantee to purchase shares of common stock. The exercise price per share, the vesting schedule by which the options become exercisable, and all other terms of the options are fixed on each grant date. The exercise price is equal to the fair market value of the common stock on the grant date, determined by the mean of the highest and lowest trading prices reported on the Exchange. Option grants are normally made at the end of a calendar year, when contributions made by each employee are evaluated.

The terms of each option granted in 1999 provide that 25% of each grant will become exercisable on the first anniversary of the grant date, and 25% on each of the three following anniversaries. A grantee may exercise his or her vested options at any time until the tenth anniversary of the grant date, unless the option terminates earlier according to its terms. Options are not transferable and may be forfeited under certain circumstances including competition against the Company. The Board or the Committee has discretion to accelerate the exercisability of any option. The exercisability of each option will automatically accelerate if there is a change of control of the Company. The plan defines change of control to include an acquisition of at least 15% of the outstanding stock, a tender offer by a party other than the Company itself, the election of Directors comprising at least a third of the Board who were not nominated by the current Board, or a merger, consolidation or liquidation of the Company or sale of all or substantially all its assets.

(2)  We calculated present values using a discounted Black-Scholes option-pricing model. In addition to information presented in the table, the method we used relied on these assumptions:

•	The common stock has a volatility rate of approximately 50% based on a weighted average of monthly closing prices over the five-year period preceding the grant date;

•	The current risk-free rate of return on U.S. Treasury bills is 6%; and

•	The annual dividend yield of the stock is 1.8%.

We did not adjust the present values to reflect the non-transferability of options or the risk of forfeiture. The values which an optionee may actually realize from the exercise of these options may be substantially different from the values shown in the table. Future events and factors currently unknown will continue to influence the Company’s performance. Furthermore, stockholders and other investors should not view the values shown as a forecast of the performance of the common stock or future growth in its market price.

(3)  The table describes only options for the Company’s common stock. The BIS and BGS option information is as follows: Mr. Johnson was granted 50,000 BIS options, which was 3.6% of the total number of BIS options granted, and 50,000 BGS options, which was 3.0% of the total number of BGS options granted. Messrs. O’Neil and Crosetto were each granted 40,000 BIS options, which was in each case 2.8% of the total number of BIS options granted, and 40,000 BGS options, which was in each case 2.4% of the total number of BGS options granted. Mrs. Fletcher was granted 25,000 options to acquire shares in each of BIS and BGS, which was 1.8% and 1.5% of the total number of options granted by BIS and BGS respectively. Mr. Glaeser was granted 170,000 options to acquire stock of both BIS and BGS, which was 12.1% and 10.1% of the total numbers of options granted by BIS and BGS respectively. The BIS options will expire on June 2, 2009 and the BGS options on September 14, 2009. All of the options have an exercise price of $3.00 per share. The potential realizable value of the awards, assuming that the market price of the underlying stock appreciates at a 5% annual rate from the date of grant until the expiration date, is as follows: Mr. Johnson, $33,251 for each of BIS and BGS; Mr. O’Neil, $26,601 for each of BIS and BGS; Mr. Crosetto, $26,601 for each of BIS and BGS; Mrs. Fletcher, $16,625 for each of BIS and BGS; and Mr. Glaeser, $113,052 for each of BIS and BGS. Finally, the potential realizable value of the awards, assuming that the market price of the underlying stock appreciates at a 10% annual rate from the date of grant until the expiration date, is as follows: Mr. Johnson, $141,796 for each of BIS and BGS; Mr. O’Neil, $113,437 for each of BIS and BGS; Mr. Crosetto, $113,437 for each of BIS and BGS; Mrs. Fletcher, $70,898 for each of BIS and BGS; and Mr. Glaeser $482,106 for each of BIS and BGS.

(4)  In January 2000, after Mr. O’Neil’s death, the Board accelerated all his outstanding options, which will remain exercisable by his beneficiary for one year.

Aggregated Option Exercises
in			Securities Underlying		Value of Unexercised
Last Fiscal Year and	Shares		Unexercised Options		In-the-Money Options
Year-End Option Values	Acquired	Value	at Year-End		at Year-End
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Johnson	—	—	130,000	270,000	$140,625	$200,625

Mr. O’Neil	—	—	126,000	197,000	315,375	179,625

Mr. Crosetto	—	—	63,500	117,250	159,016	111,961

Mr. Glaeser	—	—	—	45,000	—	25,625

Mrs. Fletcher	—	—	37,500	67,500	35,156	43,750

No options were exercised by any of the five named executives during 1999.

Long-Term Incentive Plans — Awards in Last
Fiscal Year
Deferred Stock
Units Awarded

Mr. Johnson	30,671
Mr. O’Neil	11,230
Mr. Crosetto	19,306
Mr. Glaeser	4,112
Mrs. Fletcher	10,157

Note:  Deferred stock units in the preceding table represent the right to receive the same number of shares of common stock when the executive retires or terminates employment. A holder of these units may not vote them, but the Company credits the holder with the equivalent of each cash dividend that is paid on the common stock and converts that amount into additional units or fractions of units. The Compensation Committee awarded the units shown in the table pursuant to the Company’s Long-Term Performance Plan and its Deferred Award Plan.

•	Long-Term Performance Plan. At the beginning of each year the Committee sets an aggressive goal under this plan to reward improvement in the Company’s free cash flow return on invested capital on a rolling three-year basis. When the Company achieves this goal, each participating executive may elect to receive his or her individual award under the plan either in cash or in deferred stock units, while any additional award reflecting achievement in excess of the goal must be in deferred stock units. The Committee determined that the Company had exceeded the goal set for the period ending with fiscal 1999. Therefore, the Summary Compensation Table on page 21 shows, under “Deferred stock awards,” the cash equivalent of any portion of an individual award which is in the form of deferred stock units, and under “Long-term incentive payouts” any amount the named executive receives as cash. The Company calculates the number of units in each award by multiplying 1.2 times the amount of the cash benefit subject to deferral.

•	Deferred Award Plan. The Company awards some components of incentive compensation in the form of deferred stock units. These are stock equivalents comparable with those awarded under certain circumstances to the Company’s non-employee directors, as described in this booklet beginning on page 9 under the heading “Compensation of directors.” This plan also provides for mandatory deferral of incentive compensation in certain cases. Under the annual bonus plan, any amount earned in excess of the target bonus must be paid in the form of deferred stock units. Furthermore, deferral is mandatory to the extent that the Internal Revenue Code forbids the Company to take a tax deduction for a particular cash bonus payment. In both cases, this plan provides that the executive will receive stock units equivalent in value to 1.2 times the portion of his or her bonus subject to deferral.

The Deferred Award Plan also applies if a contribution made under the Profit-Sharing Plan for the benefit of a particular executive would exceed the limit set by the Internal Revenue Service. In such a case, the Company may make only the allowable contribution to the executive’s Profit-Sharing account and converts the balance into deferred stock units. The Company allows for income taxes on the disallowed portion by multiplying 1.4 times the amount by which the contribution would have exceeded the limit.

The Compensation Committee has discretion to revoke any award made under these incentive plans if the executive competes against the Company or discloses confidential information. In a case of financial hardship, the Committee also has discretion to make an early distribution from an executive’s account. Such a distribution will be the number of shares of common stock sufficient to cover the hardship.

Pension Plan Table	Annual Benefit at Age 62 if Average Compensation is:
Name	$300,000	$400,000	$600,000	$800,000	$1,000,000

Mr. Johnson	$150,000	$200,000	$300,000	$400,000	$500,000
Mr. O’Neil	150,000	200,000	300,000	400,000	500,000
Mr. Crosetto	150,000	200,000	300,000	400,000	500,000
Mr. Glaeser	150,000	200,000	300,000	400,000	500,000
Mrs. Fletcher	150,000	200,000	300,000	400,000	500,000

Note:  Each individual named in the table participates in the Company’s Pension Plan along with most other non-union employees of the Company and its U.S. subsidiaries. They also participate in a Supplemental Retirement Plan for certain key employees designated by the Board. Their retirement benefits under the combination of these two plans do not appear in the Summary Compensation Table on page 21.

•	Pension Plan. This is a defined benefit plan which meets regulatory requirements. A participant’s age, length of service and the average of his or her five highest years of cash compensation determine benefits under this plan. Cash compensation for this purpose is the sum of the salary and bonus shown under the heading “Annual compensation” in the Summary Compensation Table on page 21. These benefits are payable as a life annuity upon normal retirement at age 65 or the actuarial equivalent of such an annuity. A participant may elect a discounted benefit on early retirement after age 55.

•	Supplemental Retirement Plan. This unfunded plan supplements the Company’s Pension Plan by providing an additional life annuity for each participant. During 1998, the Board of Directors approved an update to this plan for certain ongoing participants in order to keep executive compensation competitive. The updated plan provides an annual benefit which, when combined with the annual benefit under the Pension Plan, generally equals one-half of a participant’s average cash compensation for his or her 60 highest consecutive months during the last ten years of service.

Under the updated Supplemental Retirement Plan, a participant will normally receive the combined benefit in full if he or she retires at age 62 after at least five years of service, or at any age after 30 years of service. A participant who retires after age 55 with fewer than 30 years of service will receive a partial benefit representing a 5% reduction for each year between the early retirement and age 62, prorated on a monthly basis. Certain events producing a change of control of the Company may also make benefits available to the named executives prior to age 62. Mr. Crosetto will have had 30 years in January 2003 and will therefore be entitled to receive the maximum benefit under the plan at that time. Based on their anniversaries of hiring, the other individuals named in the table would receive approximately the following percentages of their full benefits if they retired after reaching age 55 and completing at least five years of service. Mr. Johnson, 62%; Mr. Glaeser, 65%; and Mrs. Fletcher, 65%. Mr. O’Neil’s beneficiary will receive a death benefit under the plan.

Contractual Arrangements with
Executives

The senior executives named in the Summary Compensation Table on page 21 and some other key employees of the Company have signed identical Termination Protection Agreements with the Company. These agreements will provide a benefit to the employee if the Company terminates his or her employment without cause and within thirty months after a change in control of the Company, as the agreements define those terms. The employee will receive the same benefit when a change of control is imminent if he or she chooses to resign due to a reduction in responsibilities or compensation, or if an outside party acquiring control asks the Company to terminate the employee. The benefit in such cases would normally be twice the sum of the employee’s base salary and latest target bonus under the annual bonus program.

In January 1996, the Company signed a separate agreement with Mr. Johnson and amended it by mutual agreement in September 1998. The agreement would apply if the Company terminates him without cause or if he resigns with good cause. In addition to retirement benefits available to other senior executives of the Company, Mr. Johnson would receive a lump sum payment equal to the bonus he received for his last fiscal year before the termination. For 18 months after the termination, he would also continue to receive payments equal to his base salary in effect at the time of termination. Mr. Johnson’s agreement also granted him restricted stock, subject to certain vesting rules that may require him to return some or all of the shares if he leaves the Company before January 2001, and the Compensation Committee has authority to convert these shares into deferred stock units as they vest.

Other Information

Proposals and nominations by stockholders. Any stockholder may ask the Company to consider including a proposal in our Proxy Statement for the Annual Meeting in the year 2001. The proposal may be a nomination of a candidate for the Board of Directors, a by-law amendment or any other matter that is proper under Delaware law. Proposals will not be considered at the 2001 meeting unless they reach the Company’s executive offices at 345 Hudson Street, New York, New York 10014 by December 1, 2000, marked to the attention of Douglas F. Bauer, Counsel & Corporate Secretary.

A stockholder proposal must be in writing and identify the stockholder who proposes it. The nomination of a director candidate must also include written consent by the nominee that he or she will serve, if elected, as well as all the information about both the candidate and the proposing stockholder which the rules and regulations of the Securities and Exchange Commission or the Exchange would require in a proxy statement relating to the election of that candidate.

The Company has no notice that any stockholder will offer a nomination, by-law amendment or other proposal at this year’s Annual Meeting.

How to get Form 10-K. Every year the Company files an annual report on Form 10-K with the Securities and Exchange Commission. On request, we will send any stockholder a copy of that report for the fiscal year ended December 31, 1999. You may request your copy by writing to: Douglas F. Bauer, Counsel & Corporate Secretary, Bowne & Co., Inc., 345 Hudson Street, New York, New York 10014.

BRIDGEWATERS AT SOUTH STREET SEAPORT

[Bowne map to Shareholder’s Meeting]

The Annual Meeting will be held at New York City’s South Street Seaport area, in the meeting hall of “Bridgewaters,” 11 Fulton Street at the corner of Beekman Street and Front Street.

Directions to Bridgewaters:

•	By subway take the 2, 3, 4, J, M or Z trains to the Fulton Street station; or the A or C trains to the Broadway-Nassau station.

•	By bus, take the M15 bus down Second Avenue to Fulton Street.

•	By car, follow the FDR Drive to Exit 1 or 2 near the Brooklyn Bridge and follow the signs to South Street Seaport.

Parking: The Seaport recommends the Edison/ Parkfast outdoor parking lot at Beekman and Pearl Streets. Note that Front Street and Fulton Street are closed to vehicular traffic at the main entrances to South Street Seaport and to Bridgewaters.

Bowne & Co. Stationers Museum , one block from the site of the Annual Meeting, will be open on May 25 following the Annual Meeting until 5:00 P.M. to welcome visitors and offer tours. The Museum is a recreation of a nineteenth-century job printing and stationery shop, and is located near where the Company was founded in 1775. Admission to Bowne & Co. Stationers is always free.

[BOWNE LOGO]

BOWNE & CO., INC.

Annual Meeting of Stockholders
Thursday, May 25, 2000

YOUR VOTING CARD IS ATTACHED BELOW.

You may vote by e-mail, by telephone or by conventional mail.

Please read the other side of this card carefully for instructions.
However you decide to vote, your representation
at the Annual Meeting of Stockholders is important to Bowne.

DETACH HERE IF YOU ARE VOTING BY MAIL

[BOWNE LOGO] PROXY (Voting Instructions)
Your vote is solicited on behalf of the Board of Directors.
Revoking any prior appointment, the undersigned appoints Robert M. Johnson and Douglas F. Bauer, and each of them, attorneys-in-fact and agents with power of substitution, to vote as Proxy for the undersigned at the Annual Meeting of Stockholders of Bowne & Co., Inc. to be held at Bridgewaters, South Street Seaport Museum, 11 Fulton Street, New York, New York, on Thursday, May 25, 2000, beginning at 10:00 A.M. local time, and at any adjournment thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present.
The shares covered by these instructions, when properly executed, will be voted for the election of directors and in accordance with the discretion of the Trustees’ proxies on any other business that may properly come before the meeting, unless instructions to the contrary are indicated on the reverse side.
The undersigned acknowledges receipt of a copy of the Proxy Statement which was mailed to all stockholders of record beginning on or about March 31, 2000, relating to the Annual Meeting.

DETACH HERE Please detach this portion of the card before returning it in the enclosed envelope

BOWNE & CO., INC. P.O. Box 11066 New York, N.Y. 10203-0066
(Continued, and to be dated and signed, on the other side)

[BOWNE LOGO]

To Vote by E-Mail:

•	Visit our electronic voting website on the Internet: http://proxyshareholder.com/BNE
•	Enter your “control number” in the on-screen box. Your control number is printed below.
•	Follow the on-screen instructions.
•	When you finish, review your note. If the on-screen confirmation is correct, click again on “Submit” to register your vote.

To Vote by Telephone:

•	Call our toll-free number from any Touch-Tone telephone in the United States or Canada: 1-800-575-8306
•	When prompted, enter your “control number,” followed by the # sign. Your control number is printed below.
•	Follow the recorded instructions.
•	When you finish, you will hear a recorded recap. If it is correct, press “2” to register your vote.

To Vote by Mail:

•	Mark, sign and date the voting card which is attached below.
•	Return it in the postage-paid envelope we have provided. Make sure the pre-printed address shows through the envelope window.

If you submit your vote by e-mail or by telephone, you
do not need to mail back your voting card.

CONTROL NUMBER

 DETACH HERE IF YOU ARE VOTING BY MAIL

To elect directors: three in Class I (01-V. Tesa; 02-H. Waltaesa:
03-R.R. West) and one in Class II (04-C.J. Crosetto).

*To withhold authority to vote for any nominee, mark the box next to “Exceptions” and strike out that nominee’s name.	In favor of all nominees [ ] Against all nominees [ ] Exceptions* [ ]

The Proxies and their proxies are also authorized to vote in accordance with their discretion on any other business that may properly come before the meeting.

If you have noted an address change or comments
on either side of this card, please mark here:    [   ]

(Signatures should conform exactly to the name imprinted on this card. Executors, administrators, guardians, trustees, attorney-in-fact and officers signing for corporations should state full title or signatory capacity.)
Dated                     , 2000
Signed		DETACH HERE Please detach this portion of the card before returning it in the enclosed envelope

Sign, date and return this card promptly using the enclosed envelope. Votes MUST be indicated (X) in Black or Blue Ink: [   ]

[BOWNE LOGO]

BOWNE & CO., INC.

Annual Meeting of Stockholders
Thursday, May 25, 2000

YOUR VOTING CARD IS ATTACHED BELOW.

You may vote by e-mail, by telephone or by conventional mail.

Please read the other side of this card carefully for instructions.
However you decide to vote, your representation
at the Annual Meeting of Stockholders is important to Bowne.

DETACH HERE IF YOU ARE VOTING BY MAIL

[BOWNE LOGO] (Stock Purchase Plan) Voting Instructions
Your vote is solicited on behalf of the Board of Directors.
Revoking any prior instructions, the undersigned participant in the Bowne & Co., Inc. Employees’ Stock Purchase Plan or Global Employee Stock Purchase Plan, acting as beneficial owner of certain shares under those Plans, instructs the Trustees of the Plans and their proxies to vote at the Annual Meeting of Stockholders of Bowne & Co., Inc. to be held at Bridgewaters, South Street Seaport Museum, 11 Fulton Street, New York, New York, on Thursday, May 25, 2000, beginning at 10:00 A.M. local time, and at any adjournment thereof, with respect to the number of shares held by the Trustees for the account of the undersigned.
The shares covered by these instructions, when properly executed, will be voted for the election of directors and in accordance with the discretion of the Trustees’ proxies on any other business that may properly come before the meeting, unless instructions to the contrary are indicated on the reverse side. The Trustees will vote any shares under the Plans, for which no voting instructions are received, in accordance with recommendations by the Board of Directors.
The undersigned acknowledges receipt of a copy of the Proxy Statement which was mailed to all stockholders of record beginning on or about March 31, 2000, relating to the Annual Meeting.

DETACH HERE Please detach this portion of the card before returning it in the enclosed envelope

BOWNE & CO., INC. P.O. Box 11066 New York, N.Y. 10203-0066
(Continued, and to be dated and signed, on the other side)

[BOWNE LOGO]

To Vote by E-Mail:

•	Visit our electronic voting website on the Internet: http://proxyshareholder.com/BNE
•	Enter your “control number” in the on-screen box. Your control number is printed below.
•	Follow the on-screen instructions.
•	When you finish, review your note. If the on-screen confirmation is correct, click again on “Submit” to register your vote.

To Vote by Telephone:

•	Call our toll-free number from any Touch-Tone telephone in the United States or Canada: 1-800-575-8306
•	When prompted, enter your “control number,” followed by the # sign. Your control number is printed below.
•	Follow the recorded instructions.
•	When you finish, you will hear a recorded recap. If it is correct, press “2” to register your vote.

To Vote by Mail:

•	Mark, sign and date the voting card which is attached below.
•	Return it in the postage-paid envelope we have provided. Make sure the pre-printed address shows through the envelope window.

If you submit your vote by e-mail or by telephone, you
do not need to mail back your voting card.

CONTROL NUMBER

 DETACH HERE IF YOU ARE VOTING BY MAIL

To elect directors: three in Class I (01-V. Tesa; 02-H. Waltaesa:
03-R.R. West) and one in Class II (04-C.J. Crosetto).

*To withhold authority to vote for any nominee, mark the box next to “Exceptions” and strike out that nominee’s name.	In favor of all nominees [ ] Against all nominees [ ] Exceptions* [ ]

The Trustees and their proxies are also authorized to vote in accordance with their discretion on any other business that may properly come before the meeting.

If you have noted an address change or comments
on either side of this card, please mark here:     [   ]

(Signatures should conform exactly to the name imprinted on this card.)
Dated                      , 2000
Signed		DETACH HERE Please detach this portion of the card before returning it in the enclosed envelope

Sign, date and return this card promptly using the enclosed envelope. Votes MUST be indicated (X) in Black or Blue Ink: [   ]